Exhibit 99.1
CONTACTS:
Ann Parker
Director of Corporate Communications
Lodgenet Entertainment Corporation
605-988-1000
communications@lodgenet.com
LODGENET COMPLETES ACQUISITION OF STAYONLINE
Grows High-Speed Connectivity Capabilities
And Increases Data Service Reach to 175,000 Rooms
     SIOUX FALLS, SD, February 1, 2007 – LodgeNet Entertainment Corporation (NASDAQ: LNET), the world leader in interactive TV and broadband solutions to hotels, today announced that through its wholly-owned subsidiary LodgeNet StayOnline, Inc., it has completed the acquisition of the operating assets, including technology and intellectual property, of StayOnline, Inc., a leading provider of high-speed Internet access solutions focused on the lodging industry. The purchase price of the acquisition was approximately $15,000,000 in cash. With the closing of this agreement, LodgeNet now provides Internet access services to more than 175,000 hotel rooms nationwide. LodgeNet provides interactive television services to more than one million hotel rooms throughout the United States and Canada.
     “The closing of this transaction is an important step forward in the execution of our corporate strategy to expand our networks and integrate high value solutions for our customers,” said Scott C. Petersen, LodgeNet President and CEO. “StayOnline’s expertise and solid relationships, combined with our significant resources will allow us to enhance the array of IP-based solutions we can deliver to our customers, all backed by our unparalleled nationwide customer service organization. Connectivity is one of the most essential services requested by hospitality customers, and this transaction clearly creates a leading solution for hoteliers and their guests.”
About LodgeNet
LodgeNet Entertainment Corporation (www.lodgenet.com) is the world leader in interactive TV and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming, and television on-demand programming, as well as high-speed Internet access; all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive hotel rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2006, approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information, and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
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